FREE WRITING PROSPECTUS Dated July 7, 2016	Filed Pursuant to Rule 433 Registration No. 333-208079 Registration No. 333-208079-02

CAPITAL AUTO RECEIVABLES ASSET TRUST 2016-2

Issuing Entity

$665,640,000 Asset Backed Notes, Class A

$23,220,000 Asset Backed Notes, Class B

$38,700,000 Asset Backed Notes, Class C

$27,090,000 Asset Backed Notes, Class D

CAPITAL AUTO RECEIVABLES LLC

Depositor

ALLY FINANCIAL INC.

Sponsor and Servicer

The depositor has filed with the Securities and Exchange Commission (“SEC”) a preliminary prospectus dated July 7, 2016, which describes the Class A-1 Notes, the Class A-2 Notes, the Class A-3 Notes, the Class A-4 Notes, the Class B Notes, the Class C Notes and the Class D Notes to be issued by the issuing entity. You should review the prospectus in its entirety before deciding to purchase any of the Class A-1 Notes, the Class A-2 Notes, the Class A-3 Notes, the Class A-4 Notes, the Class B Notes, the Class C Notes or the Class D Notes.

Ratings

We will not issue the notes offered by the prospectus unless:

•	the Class A-1 Notes are rated in the highest rating category for short-term (P-1 (sf)/A-1+ (sf)) obligations by Moody’s Investors Service, Inc. (“Moody’s”) and S&P Global Ratings (“Standard & Poor’s”),

•	the Class A-2, Class A-3 and Class A-4 Notes are rated in the highest rating category for long-term (Aaa (sf)/AAA (sf)) obligations by Moody’s and Standard & Poor’s,

•	the Class B Notes are rated at least in the second highest rating category for long-term (Aa (sf)/AA (sf)) obligations by Moody’s and Standard & Poor’s,

•	the Class C Notes are rated at least in the third highest rating category for long-term (A (sf)/A (sf)) obligations by Moody’s and Standard & Poor’s, and

•	the Class D Notes are rated at least in the fourth highest rating category for long-term (Baa (sf)/BBB (sf)) obligations by Moody’s and Standard & Poor’s.

Citigroup	Deutsche Bank Securities	SOCIETE GENERALE

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the issuer, the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-831-9146.